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                     July 20, 2020

       Richard Seidlitz
       Corporate Controller
       ARROW ELECTRONICS INC
       9201 East Dry Creek Road
       Centennial, CO 80112

                                                        Re: ARROW ELECTRONICS
INC
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2019
                                                            Filed February 13,
2020
                                                            Form 8-K Filed
February 6, 2020
                                                            File No. 1-4482

       Dear Mr. Seidlitz:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Trade & Services